Exhibit 99.1

PRESS RELEASE

InfoSonics Reports Fourth Quarter 2011 Results

Record Sales of verykool® Products

SAN DIEGO, March 14, 2012 – InfoSonics Corporation (NASDAQ: IFON), a provider of wireless handset solutions serving Latin America, Europe, Africa and Asia Pacific, today announced results for its fourth quarter ended December 31, 2011.

“We are pleased to report record sales of our proprietary verykool® products for the third consecutive quarter,” said Joseph Ram, president and CEO of InfoSonics. “The record performance also includes 2 individual quarterly records: (1) record sales of verykool® branded products in our core Latin American markets, where sales more than doubled over the prior year fourth quarter, and (2) record sales of private label OEM products to other markets including customers in Eastern and Western Europe, India, China and Africa. In addition, we are also pleased that during the fourth quarter we introduced four new verykool® phone models: i285, R620, R23 and S815. These accomplishments reflect progress along our strategy to maintain a vibrant portfolio of products and to expand our business geographically in both our core Latin American market as well as in Europe, Middle East and Africa (“EMEA”) and Asia Pacific.”

Commenting further on the results, Mr. Ram noted, “We continued to ship Samsung products during the fourth quarter to customers in the Southern Cone of South America including Argentina. However, we now expect that the first quarter of 2012 will be the final quarter of our distribution business. Given the political uncertainty in Argentina and the oppressive foreign currency controls, import tariffs and duties there, we feel that our exit of this business is timely. Furthermore, beginning in the second quarter of 2012, our gross profit margin will not be diluted by the low margin distribution business. For our verykool® business, we have a number of new products planned for release in 2012 and expect to continue our planned geographic expansion in South America, Europe and Asia Pacific. We are encouraged by the traction our products are getting in many of our markets and hope that growth in revenue and gross margin, combined with controlled operational spending, will drive us toward our ultimate goal of near-term profitability.”

InfoSonics reported net sales for the fourth quarter of 2011 of $11.9 million, which represents a 66.2 percent increase over $7.2 million on a sequential basis for the third quarter of 2011, and a 17.6 percent decrease compared to $14.5 million for the fourth quarter of 2010. The increase in net sales for the fourth quarter of 2011 compared to the preceding sequential quarter includes a 40.5 percent increase in sales of the company’s verykool® products and a 195.4 percent increase in distribution sales. The decrease in net sales from the prior year was due to a 64.8 percent reduction in distribution sales, partially offset by an 88.6 percent increase in sales of verykool® products. Sales of verykool® products amounted to $8.4 million in the fourth quarter of 2011 compared to $6.0 million in the third quarter of 2011 and $4.5 million in the fourth quarter of 2010.

Gross profit in the fourth quarter of 2011 was $1.6 million, a substantial increase over $1.2 million in both the immediately preceding third quarter of 2011 and the prior year 2010 fourth quarter. The gross margin in the fourth quarter of 2011 was 13.5 percent, compared to 17.0 percent in the third quarter of 2011 and 8.6 percent in the fourth quarter of 2010. The reduced gross margin compared to the previous quarter reflects a higher percentage of total sales in the fourth quarter of 2011 derived from distribution sales, as well as a higher sales mix of low margin verykool® products and accessories. The gross margin improvement compared to the prior year 2010 fourth quarter reflects a higher percentage of total sales in the fourth quarter of 2011 derived from sales of verykool® products. In the fourth quarter of 2010, sales of verykool® products comprised 30.8 percent of total sales, while in the fourth quarter of 2011, sales of verykool® products comprised 70.5 percent of total sales.

Operating expenses in both the fourth quarter of 2011 and 2010 were $2.0 million, compared to $1.6 million on a sequential basis in the third quarter of 2011. The third quarter of 2011 included the benefit of a $100,000 reduction in the Company’s bad debt reserve and the fourth quarter of 2011 reflects an increase in variable expenses related to the increase in distribution sales during the quarter, as well as increased sales and marketing expenses related to the Company’s verykool® line of products.

The net loss for the fourth quarter of 2011 was $359,000, or $0.03 per share, compared to a net loss of $413,000, or $0.03 per share, on a sequential basis for the third quarter of 2011, and a loss of $725,000, or $0.05 per share, in the fourth quarter of 2010.

At December 31, 2011, the company had $12.4 million in cash, restricted cash and cash equivalents, $18.6 million of net working capital and no outstanding indebtedness.

About InfoSonics Corporation

InfoSonics is a provider of wireless handsets and related products to OEMs, carriers and distributors in Latin America, Europe, Africa and Asia Pacific. The Company designs, develops, manufactures, markets, sells and provides after-sales support for its own proprietary line of products under the verykool® and other private label brands. Additional information can be found on our corporate website at www.infosonics.com and www.verykool.net.

Except for the factual statements made herein, the information contained in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks, uncertainties and assumptions that are difficult to predict. Words and expressions reflecting optimism, satisfaction or disappointment with current prospects, as well as words such as “believes,” “hopes,” “intends,” “estimates,” “expects,” “projects,” “plans,” “anticipates” and variations thereof, or the use of future tense, identify forward-looking statements, but their absence does not mean that a statement is not forward-looking. Such forward-looking statements are not guarantees of performance and our actual results could differ materially from those contained in such statements. Factors that could cause or contribute to such differences include, without limitation: (1) intense competition internationally, including competition from alternative business models, such as manufacturer-to-carrier sales, which may lead to reduced prices, lower sales, lower gross margins, extended payment terms with customers, increased capital investment and interest costs, bad debt risks and product supply shortages; (2) the ability of the Company’s R&D group to develop new verykool® handsets and successfully introduce them into new emerging markets; (3) extended general economic downturn in world markets; (4) inability to secure adequate supply of competitive products on a timely basis and on commercially reasonable terms; (5) the ability of the Company to improve its gross margins despite intense competition; (6) foreign exchange rate fluctuations, devaluation of a foreign currency, adverse governmental controls or actions, political or economic instability, or disruption of a foreign market, including, without limitation, the imposition, creation, increase or modification of tariffs, taxes, duties, levies and other charges and other related risks of our international operations which could significantly increase selling prices of our products to our customers and end-users; (6) the ability to attract new sources of profitable business from expansion of products or services or risks associated with entry into new markets, including geographies, products and services; (8) an interruption or failure of our information systems or subversion of access or other system controls may result in a significant loss of business, assets, or competitive information; (9) significant changes in supplier terms and relationships, disruptions in production at contract manufacturers or shortages in product supply; (10) loss of business from one or more significant customers; (11) customer and geographical accounts receivable concentration risk and other related risks; (12) rapid product improvement and technological change resulting in inventory obsolescence; (13) uncertain political and economic conditions internationally, including terrorist or military actions; (14) the loss of a key executive officer or other key employees and the integration of new employees; (15) changes in consumer demand for multimedia wireless handset products and features; (16) our failure to adequately adapt to industry changes and to manage potential growth and/or contractions; (17) seasonal buying patterns; (18) the resolution of any litigation for or against the Company; (19) the ability of the Company to have access to adequate capital to fund its operations; and (20) the ability of the Company to generate taxable income in future periods. Reference is also made to other factors detailed from time to time in our periodic reports filed with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this release and we undertake no obligation to publicly update any forward-looking statements to reflect new information, events or circumstances after the date of this release.

Contact:

Vernon A. LoForti

Chief Financial Officer

vern.loforti@infosonics.com

858-373-1675

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InfoSonics Corporation

Consolidated Statements of Operations

(Amounts in thousands, except per share data)

	Three months ended		Year Ended
	December 31,		December 31,
	2011	2010	2011	2010
	(Unaudited)		(Audited)
Net sales	$11,924	$14,465	$34,884	$72,530
Cost of sales	10,317	13,221	30,344	67,734

Gross profit	1,607	1,244	4,540	4,796

Operating expenses:
Selling, general and administrative	1,543	1,637	5,479	7,828
Research and development	423	324	1,588	977

	1,966	1,961	7,067	8,805

Operating loss from continuing operations	(359)	(717)	(2,527)	(4,009)
Other income (expense):
Other income (expense), net	—	(5)	30	4
Interest income (expense), net	—	—	11	(23)

Loss from continuing operations before benefit for income taxes	(359)	(722)	(2,486)	(4,028)
Benefit (provision) for income taxes	—	1	(2)	416

Loss from continuing operations	(359)	(721)	(2,488)	(3,612)
Income (loss) from discontinued operation, net of tax	—	(4)	—	44

Net loss	$(359)	$(725)	$(2,488)	$(3,568)

Net loss per share (basic and diluted):
Continuing operations	$(0.03)	$(0.05)	$(0.18)	$(0.25)
Discontinued operations	—	—	—	—

Net loss	$(0.03)	$(0.05)	$(0.18)	$(0.25)

Basic and diluted weighted-average number of common shares outstanding	14,184	14,184	14,184	14,184

InfoSonics Corporation

Consolidated Balance Sheets

(Amounts in thousands, except per share data)

(Audited)

	December 31,	December 31,
	2011	2010
ASSETS
Current assets:
Cash and cash equivalents	$11,422	$12,484
Restricted cash	1,000	—
Trade accounts receivable, net of allowance for doubtful accounts of $97 and $197	8,610	12,239
Other accounts receivable	76	608
Inventory	2,238	1,688
Prepaid assets	2,485	596
Net assets of discontinued operations	—	767

Total current assets	25,831	28,382
Property and equipment, net	311	294
Other assets	69	68

Total assets	$26,211	$28,744

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,506	$4,196
Accrued expenses	4,719	3,226
Net liabilities of discontinued operations	—	57

Total current liabilities	7,225	7,479

Commitments and Contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value, 10,000 shares authorized (no shares issued and outstanding)	—	—
Common stock, $0.001 par value, 40,000 shares authorized, 14,184 shares issued and outstanding	14	14
Additional paid-in capital	32,051	31,856
Accumulated other comprehensive loss	(117)	(131)
Accumulated deficit	(12,962)	(10,474)

Total stockholders’ equity	18,986	21,265

Total liabilities and stockholders’ equity	$26,211	$28,744

InfoSonics Corporation

Consolidated Statements of Cash Flows

(Amounts in thousands)

(Audited)

	For the Year Ended
	December 31,
	2011	2010
Cash flows from operating activities:
Net loss	$(2,488)	$(3,568)
Adjustments to reconcile net loss to net cash provided (used in) operating activities:
Depreciation	172	281
Loss on disposal of fixed assets	12	66
Provision for (recovery of) bad debts	(100)	(393)
Provision for obsolete inventory	7	(12)
Stock-based compensation expense	195	129
(Increase) decrease in:
Trade accounts receivable	3,729	30,068
Other accounts receivable	532	396
Inventory	(557)	1,747
Prepaids	(1,889)	(227)
Other assets	(1)	30
Increase (decrease) in:
Accounts payable	(1,690)	(5,423)
Accrued expenses	1,493	(2,531)

Cash provided by (used in) continuing operations	(585)	20,563
Cash provided by (used in) discontinued operations, net	710	(554)

Net cash provided by operating activities	125	20,009

Cash flows from investing activities:
Purchase of property and equipment	(201)	(325)
Increase in restricted cash	(1,000)	—

Net cash used in investing activities	(1,201)	(325)

Cash flows from financing activities:
Payments on revolving line of credit	—	(25,494)

Net cash used in financing activities	—	(25,494)

Effect of exchange rate changes on cash	14	(124)

Net decrease in cash and cash equivalents	(1,062)	(5,934)
Cash and cash equivalents, beginning of period	12,484	18,418

Cash and cash equivalents, end of period	$11,422	$12,484

Cash paid for interest	$—	$23
Cash paid for income taxes	—	—